EXHIBIT 10.94

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated this 30 day of December, 2008, is made by and between The Connecticut Water Company, a Connecticut corporation having its principal place of business in Clinton, Connecticut, (“Company”), Connecticut Water Service, Inc., a Connecticut corporation and holder of all of the outstanding capital stock of Company (“Parent”) and Kristen A. Johnson, a resident of Broad Brook, Connecticut, (“Employee”).
W I T N E S S E T H:
WHEREAS, Company and Parent desire to reward Employee for Employee’s valuable, dedicated service to Company and Parent should Employee’s service be terminated under circumstances hereinafter described; and
WHEREAS, Employee, Company and Parent entered into an amended and restated Employment Agreement dated January 24, 2008; and
WHEREAS, the parties wish to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended and regulations issued thereunder (collectively the “Code”); and
WHEREAS, Employee, Company and Parent are willing to enter into this Amended and Restated Employment Agreement (“Agreement”) on the terms herein set forth;
NOW, THEREFORE, to assure Company and Parent of Employee’s continued dedication and the availability of Employee’s advice- and counsel in the event of any such proposal, to induce Employee to remain in the employ of Company and Parent and to reward Employee for Employee’s valuable dedicated service to Company and Parent should Employee’s service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy of which each party acknowledges, effective January 1, 2009, Company, Parent and Employee agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Cause” shall mean Employee’s serious, willful misconduct in respect of Employee’s duties under this Agreement, including conviction for a felony or perpetration by Employee of a common law fraud upon Company or Parent which has resulted or is likely to result in material economic damage to Company or Parent, as determined by a vote of at least seventy-five percent (75%) of all of the Directors (excluding Employee) of each of Company’s and Parent’s Board of Directors;
(b)    “Change-in-Control” shall be deemed to have occurred if after the date hereof (i) a public announcement shall be made or a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange

Act of 1934 (the “Act”) disclosing that any Person (as defined below), other than Company or Parent or any employee benefit plan sponsored by Company or Parent, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company’s or Parent’s then outstanding voting common stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting common stock); or (ii) any Person, other than Company or Parent or any employee benefit plan sponsored by Company or Parent, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting common stock of Company or Parent (or securities convertible into such voting common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company’s or Parent’s then outstanding voting common stock (all as calculated under clause (i)); or (iii) the stockholders of Company or Parent shall approve (A) any consolidation or merger of Company or Parent in which Company or Parent is not the continuing or surviving corporation (other than a merger of Company or Parent in which holders of the outstanding capital stock of Company or Parent immediately prior to the merger have the same proportionate ownership of the outstanding capital stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which the outstanding capital stock of Company or Parent would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Company or Parent; or (iv) there shall have been a change in the composition of the Board of Directors of Company or Parent at any time during any consecutive twenty-four (24) month period such that “continuing directors” cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period; or (v) the Board of Directors of Company or Parent, by a vote of a majority of all the Directors (excluding Employee) adopts a resolution to the effect that a “Change-in-Control” has occurred for purposes of this Agreement.
(c)    “Disability” shall mean the incapacity of Employee by illness or any other cause as determined under the long-term disability insurance plan of Company in effect at the time in question, or if no such plan is in effect, then such incapacity of Employee as prevents Employee from performing the essential functions of Employee’s position with or without reasonable accommodation for a period in excess of two hundred forty (240) days (whether or not consecutive), or one hundred eighty (180) days consecutively, as the case may be, during any twelve (12) month period.
(d)    “Effective Date” shall be the date on which a Change-in-Control occurs. Anything in this Agreement to the contrary notwithstanding, if Employee’s employment is terminated prior to the date on which a Change-in-Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change-in-Control or (ii) otherwise arose in connection with or anticipation of a Change-in-Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(e)    “Good Reason” shall mean the occurrence of any action which (i) removes or changes Employee’s title or reduces Employee’s job responsibilities or base salary; (ii) results in a significant worsening of Employee’s work conditions; or (iii) moves Employee’s place of employment to a location that increases Employee’s commute by more than thirty (30) miles over the length of Employee’s commute from Employee’s place of principal residence at the time the move is requested. For purposes of this subparagraph (e), any good faith determination by Employee that any such action has occurred shall be conclusive.
(f)    “Person” shall mean any individual, corporation, partnership, company or other entity, and shall include a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.
2.    Employment.
(a)    As of the Effective Date, Company hereby agrees to continue to employ Employee and Employee agrees to remain in the employ of Company for the Term of this Agreement upon the terms and conditions hereinafter set forth. Subject to the provisions of subparagraph (b) of this Paragraph 2, and to the provisions of Paragraph 6 below, “Term” shall mean a continuously renewing period of three (3) years commencing on the Effective Date.
(b)    At any time during the Term, the Board of Directors of Company and Parent may, by written notice to Employee, advise Employee of their desire to modify or amend any of the terms or provisions of this Agreement or to delete or add any terms or provisions. Any such notice (“Notice”) shall describe the proposed modifications in reasonable detail. In the event a Notice shall be given to Employee, then Company, Parent and Employee agree to discuss the proposed modification(s) and to attempt in good faith to reach agreement with respect thereto and to reduce such agreement to writing in an amendment to be executed by all the parties (“Amendment”). If a Notice is given hereunder and an Amendment shall not have been executed on or before the sixtieth (60th) day following the date on which Notice is given, then the Term shall thereupon be automatically converted to a fixed period ending three (3) years after the expiration of such sixty (60) days.
3.    Duties of Employment.
(a)    During the Term, Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90)-day period immediately preceding the Effective Date and Employee’s services shall be performed at such location as Employee shall determine.
(b)    During the Term, Employee will serve Company faithfully, diligently and competently and will devote full-time to Employee’s employment and will hold, in addition to the offices held on the Effective Date, such other Employee offices of Company or Parent, or their respective subsidiaries and affiliates, to which Employee may be elected, appointed or assigned by the Boards of Directors of Company or Parent from time to time and will discharge such Employee duties in connection therewith. Nothing in this Agreement shall preclude

Employee, with the prior approval of the Board of Directors of Company, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with Company or Parent, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of Employee’s duties hereunder.
4.    Compensation. During the Term, Company shall pay to Employee as compensation for the services to be rendered by Employee hereunder the following:
(a)    A base salary at a rate equal to the highest base salary paid or payable to Employee by Company during the twelve (12)-month period immediately preceding the month in which the Effective Date occurs, or such larger sum as the Company may from time to time determine in connection with regular periodic performance reviews pursuant to Company’s policies and practices. Such compensation shall be payable in accordance with the normal payroll practices of Company. Employee shall receive an annual increase in base salary at each normal pay adjustment date during the Term, but no later than one (1) year after the date of Employee’s last increase and annually thereafter during the Term, of not less than the percentage increase in the cost-of-living since Employee’s last pay adjustment, as measured by the Consumer Price Index-All Urban Consumers of the U.S. Bureau of Labor Statistics.
(b)    In addition, Company shall pay to Employee an annual award under the Company’s Performance Stock Program (or other bonus program in effect at the time the Effective Date occurs) payable in cash or other form of compensation, for which he would have been eligible in accordance with the Company’s practice or plan in effect at that time for annual bonuses for said employee for the year preceding the fiscal year in which the Effective Date occurs.
5.    Benefits. During the Term, Employee shall be entitled to the following benefits:
(a)    Incentive, Savings and Retirement Plans. In addition to base salary and bonus payable as hereinabove provided, Employee shall be entitled to participate during the Term in all savings and retirement plans, practices, policies and programs applicable to employees of Company as may be in effect from time to time. Such plans, practices, policies and programs, in the aggregate, shall provide Employee with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by Company for Employee under such plans, practices, policies and programs as in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Employee, as provided at any time thereafter with respect to other key employees of Company or Parent.
(b)    Welfare Benefit Plans. During the Term, Employee and/or Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs applicable to employees of Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life,) at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Employee and/or Employee’s family, as in effect at any time thereafter with respect to other key employees of Company or Parent.
(c)    Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of Company in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Employee, as in effect at any time thereafter with respect to other key employees of Company or Parent.
(d)    Fringe Benefits. During the Term, Employee shall be entitled to fringe benefits, including use of an automobile and payment of related expenses or payment of an allowance for automobile related expenses, in accordance with the most favorable plans, practices, programs and policies of Company in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Employee, as in effect at any time thereafter with respect to other key employees of Company or Parent.
(e)    Office and Support Staff. During the Term, Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Employee by Company at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Employee, as provided at any time thereafter with respect to other key employees of Company or Parent.
(f)    Vacation. During the Term, Employee shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of Company as in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Employee, as in effect at any time thereafter with respect to other key employees of Company or Parent.
6.    End of Term and Notice of Termination.
(a)    End of Term. The Term shall end upon the occurrence of any of the following events:
(i)    Termination of Employee’s employment by Company for Cause.
(ii)    The voluntary termination of Employee’s employment by Employee other than for Good Reason.
(iii)    The death of Employee.
(iv)    Employee’s attainment of age sixty-five (65).

(v)
Full compliance by Company with the provisions of Paragraph 7(e) below, if Employee’s employment shall have been terminated by Company during the Term for any reason other than Cause, or if Employee’s employment shall have been terminated by reason of Employee’s Disability, or if Employee shall have voluntarily terminated Employee’s employment during the Term for Good Reason.

(b)    Notice of Termination. Any termination by Company for Cause or by Employee for Good Reason or on account of Employee’s Disability shall be communicated by notice to the other party hereto given in accordance with Section 15 of this Agreement. For purposes of this Agreement, a “notice” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) if the date of termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).
(c)    Date of Termination. The date of termination means the date of receipt of the notice of termination or any later date specified therein, as the case may be; provided, however, that (i) if Employee’s employment is terminated by Company other than for Cause or on account of Employee’s Disability, the date of termination shall be the date on which Company notifies Employee of such termination and (ii) if Employee’s employment is terminated by reason of death, the date of termination shall be the date of death of Employee.
(d)    Termination of Employment. In order for the Employee to be considered to have terminated employment with the Company, the Employee must have incurred a separation from service from the Company (and all related companies) within the meaning of Section 409A of the Code, and regulations promulgated thereunder, and the term termination of employment and the like as used in this Agreement shall be construed to mean separation from service as so defined under Section 409A of the Code.
7.    Payment Upon Termination.
(a)    If Employee’s employment is terminated by Company for Cause, as defined in Paragraph 1(a), the obligations of Company under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement except only compensation or benefits accrued or earned and vested (if applicable) by Employee as of the date of termination, including base salary through the date of termination, benefits payable under the terms of any qualified or nonqualified retirement plans or deferred compensation plans maintained by Company, any accrued vacation pay as of the date of termination not yet paid by Company and any benefits required to be paid by law such as continued health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (collectively, the “Accrued Obligations”).

(b)    If Employee shall voluntarily terminate Employee’s employment during the Term, other than for Good Reason, as defined in Paragraph 1(e), the obligations of Company under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement except only the Accrued Obligations.
(c)    In the event of the death of Employee during the Term, then, in addition to the Accrued Obligations and any other benefits which may be payable by Company in respect of the death of Employee, the base salary then payable hereunder shall continue to be paid at the then current rate for a period of six (6) months after such death to such beneficiary as shall have been designated in writing by Employee, or if no effective designation exists, then to the estate of Employee. Such payment shall be made on the first (1st) and fifteenth (15th) of each month, beginning on the first day of the first month following Employee’s death.
(d)    If Employee’s employment is terminated by reason of Employee’s attainment of age sixty-five (65), the obligations of Company under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement except the Accrued Obligations.
(e)    If Employee’s employment is terminated by Company during the Term for any reason other than for Cause, or Employee’s death, or Employee’s attainment of age sixty-five (65), or if Employee’s employment is terminated during the Term by reason of Employee’s Disability, or if Employee shall voluntarily terminate Employee’s employment during the Term for Good Reason, Employee shall be entitled to receive, and Company shall be obligated to pay and provide Employee, the following amounts:
(i)    An amount in consideration of the covenants by Executive set forth in Paragraphs 8 and 9 below to be determined by a nationally recognized independent certified public accounting firm selected and retained by Company to be the reasonable value of said covenants as of the date of termination of Employee’s employment, but in no event shall such amount be greater than the aggregate value of the benefits provided in subparagraphs (e)(ii), (iii), (iv), (v) and (viii) hereinbelow. The benefits otherwise payable to Executive pursuant to said subparagraphs shall be offset by the amount, if any, payable to Executive in respect of the covenants by Employee set forth in Paragraphs 8 and 9 below. Said amount paid in consideration of the covenants by Executive set forth in Paragraphs 8 and 9 below shall be paid in accordance with subparagraphs (e)(ii), (iii), (iv), (v) and (viii) below, and this subparagraph (i) shall not alter the time or form of payment of such amounts.
(ii)    An amount equal to three (3) times the base salary of Employee, at the rate in effect immediately prior to the date of termination, plus an amount equal to three (3) times the target percentage of the midpoint of Employee’s salary grade under the Company’s Officers Incentive Program for the year in which termination occurs if the employee is a participant in such plan at the time of the Change-in-Control. Such amount so determined shall be divided into thirty-six (36) equal amounts. If the Employee is not a “specified employee” as defined under Section 409A of the Code at the time of termination, payment of such equal amounts shall be made on the first day of each month, commencing with the first day of the first month following termination. If the Employee is a “specified employee” as that term is defined under Section 409A of the Code on the date of termination, seven (7) such equal amounts shall be paid to the Employee on the date which is the first day of the seventh (7th) month following the date of termination of employment, and the twenty-nine (29) remaining equal amounts shall be payable on the first day of each month subsequent to the date of the first payment (one payment per month) until the payments are completed. Payments shall be treated as supplemental wage payments under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto.
(iii)    An amount equal to the aggregate amounts that Company would have contributed on behalf of Employee under Company’s qualified defined contribution retirement plan(s), if any such plan(s) shall be in effect (other than amounts attributable to Employee’s before-tax contributions to such plan(s)) plus estimated earnings thereon had Employee continued in the employ of Company for the three (3)-year period commencing on the date of termination and made contributions under said plan(s) equal to the maximum amount that the Employee could have contributed under the terms of such plan(s) for the plan year immediately preceding Employee’s termination, to be payable in a lump sum to Employee on the second anniversary of the Employee’s termination of employment, provided that Employee shall not have breached said non-competition provisions.
(iv)    An amount equal to the additional Interest Equivalent which would have been earned under any deferred compensation agreement between Company and Employee, if any such agreement shall be in effect, had Employee continued in the employ of Company for the three (3)-year period commencing on the date of termination, received compensation at least equal to that specified in Paragraph 4 of this Agreement during such time, and deferred pursuant to said deferred compensation agreement the amount of compensation specified therein; such amount to be payable in a lump sum to Employee on the second anniversary of the Employee’s termination of employment, provided that Employee shall not have breached said non-competition provisions.
(v)    Additional retirement benefits equal to the additional annual pension benefits that would have been payable to Employee under Company’s qualified defined benefit retirement plan (the “Plan”) and under any nonqualified supplemental Employee retirement plan covering Employee (the “Supplemental Plan”), if any such Plan or Supplemental Plan shall be in effect, if Employee had been continued in the employ of Company for the three (3)-year period commencing on the date of termination and had received compensation at least equal to that specified in Paragraph 4(a) of this Agreement during such time and had been fully vested in the benefits payable under any such Plan and Supplemental Plan. The discounted present value of such additional benefits, shall be payable to Employee in a lump sum, as calculated by the independent actuary for the Plan using the assumptions specified in the Plan, on the second anniversary of the Employee’s termination of employment, provided that Employee shall not have breached said non-competition provisions.
(vi)    At the date of termination of Employee’s employment, Employee shall be fully vested in any form of compensation previously granted to Employee (other than benefits payable under a qualified retirement plan), such as, by way of example only, restricted stock, stock options, and performance share awards.
(vii)    If Employee’s employment is terminated by reason of Employee’s Disability, Employee shall be entitled to receive, in addition to the other benefits provided under this Paragraph 7(e), disability benefits payable in accordance with any bona fide disability plan maintained by Company or Parent, to the extent Employee qualifies for benefits under the terms of such bona fide disability plan.
(viii)    A lump sum cash payment equal to three (3) times the sum of the average of the annual contributions, payments, credits or allocations made by the Company on behalf of the Employee for coverage under all life, health, disability and similar welfare benefit plans and programs and other perquisites maintained by the Company during the three (3) calendar year period preceding his termination of employment. Such payment shall be made on the first day of the seventh (7’) month following the Employee’s termination of employment, if the Employee is a “specified employee” as defined under Section 409A of the Code on the date of termination. If the Employee is not a specified employee on the date of termination, payment shall be made on the first day of the month following the Employee’s termination of employment.
(ix)    Company shall reimburse Employee for the amount of any reasonable legal or accounting fees and expenses incurred by Employee to obtain or enforce any right or benefit provided to Employee by Company hereunder or as confirmed or acknowledged hereunder, provided that no such reimbursement shall be made earlier than seven (7) months following the Employee’s termination, if the Employee is a “specified employee” as that term is defined under Section 409A of the Code on the date of termination, and in no event shall any reimbursement be made any later than December 31 of the calendar year following the year in which the expense is incurred by the Employee.
(x)    Company shall provide the Employee with reasonable outplacement services from a firm selected by the Company for a period of one (1) year commencing on the date of termination, or until Employee accepts other employment, if earlier.
8.    Confidential Information. Employee understands that in the course of Employee’s employment by Company, Employee will receive or have access to confidential information concerning the business or purposes of Company and Parent, and which Company and Parent desire to protect. Such confidential information shall be deemed to include, but not be limited to, Company’s customer lists and information, and employee lists, including, if known, personnel information and data. Employee agrees that Employee will not, at any time during the period ending two (2) years after the date of termination of Employee’s employment, reveal to anyone outside Company or Parent or use for Employee’s own benefit any such information without specific written authorization by Company or Parent. Employee further agrees not to use any such confidential information or trade secrets in competing with Company or Parent at any time during or in the two (2) year period immediately following the date of termination of Employee’s employment with Company.

9.    Covenants by Employee Not to Compete With Company or Parent.
(a)    Upon the date of termination of Employee’s employment with Company for any reason, Employee covenants and agrees that Employee will not at any time during the period of two (2) years from and after such date of termination directly or indirectly in any manner or under any circumstances or conditions whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business which, at the date of Employee’s termination, is a Competitor (as defined herein), either directly or indirectly, with Company or Parent, or engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend Employee’s name (or any part or variant thereof) to, any business which, at the date of Employee’s termination, is a Competitor, either directly or indirectly, with Company or Parent, or as a result of Employee’s engagement or participation would become, a Competitor, either directly or indirectly, with any aspect of the business of Company or Parent as it exists at the time of Employee’s termination, or solicit any officer, director, employee or agent of Company or Parent or any subsidiary or affiliate of Company or Parent to become an officer, director, employee or agent of Employee, Employee’s respective affiliates or anyone else. Ownership, in the aggregate, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision. For the purposes of this Agreement, a Competitor is any business which is similar to the business of Company or Parent or in any way in competition with the business of Company or Parent within any of the then-existing water utility service areas of Company.
(b)    Employee hereby acknowledges that Employee’s services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Company and Parent, in enforcing the covenants contained in Paragraphs 8 and 9 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining Employee in the event of a breach, actual or threatened, of the agreements and covenants contained in these Paragraphs.
(c)    The parties hereto believe that the restrictive covenants of these Paragraphs are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that these Paragraphs or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.
10.    No Obligation to Mitigate. So long as Employee shall not be in breach of any provision of Paragraph 8 or 9, Employee shall have no duty to mitigate damages in the event of a termination and if Employee voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of Company and Parent to make payments hereunder.
11.    Resignation. In the event that Employee’s services hereunder are terminated under any of the provisions of this Agreement (except by death), Employee agrees that Employee will deliver Employee’s written resignation as an officer of Company or Parent, or their subsidiaries and affiliates, to the Board of Directors, such resignation to become effective immediately, or, at the option of the Board of Directors, on a later date as specified by the Board.
12.    Insurance. Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Employee, and Employee agrees to submit to the usual and customary medical examination and otherwise to cooperate with Company in connection with the procurement of any such insurance, and any claims thereunder.
13.    Release. As a condition of receiving payments or benefits provided for in this Agreement, at the request of Company or Parent, Employee shall execute and deliver for the benefit of Company and Parent, and any subsidiary or affiliate of Company or Parent, a general release in the form set forth in Attachment A, and such release shall become effective in accordance with its terms. The failure or refusal of Employee to sign such a release or the revocation of such a release shall cause the termination of any and all obligations of Company and Parent to make payments or provide benefits hereunder, and the forfeiture of the right of Employee to receive any such payments and benefits. Employee acknowledges that Company and Parent have advised Employee to consult with an attorney prior to signing this Agreement and that Employee has had an opportunity to do so.
14.    Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Employee or to the Secretary of Company and Parent, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Employee, to Employee’s last known address as carried on the personnel records of Company, and, in the case of Company and Parent, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.
15.    Successors and Binding Agreement.
(a)    Company and Parent will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company and/or Parent, as the case may be, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company and Parent are required to perform it. Failure of Company and Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Company” and “Parent” shall include any successor to Company’s and/or Parent’s, as the case may be, business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)    This Agreement shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee dies while any amount is still payable hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.
16.    Arbitration. Any dispute which may arise between the parties hereto may, if both parties agree, be submitted to binding arbitration in the State of Connecticut in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to Company’s Board of Directors in an effort to resolve such dispute without resort to arbitration.
17.    Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.
18.    Amendment. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto.
19.    Construction. This Agreement shall supersede and replace all prior agreements and understandings between the parties hereto on the subject matter covered hereby. This Agreement shall be governed and construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.
20.    Deferred Compensation. This Agreement has been prepared with reference to Section 409A of the Internal Revenue Code and shall be interpreted and administered in a manner consistent with Section 409A.
21.    Assignment Prohibited. Benefits hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee, the Employee’s beneficiary, or estate, and any attempt to anticipate, alienate, transfer, assign or attach the same shall be void. The Employee, the Employee’s beneficiary or estate shall only have a contractual right to benefits hereunder and shall have the status of general unsecured creditors.
* * * * * *

EXHIBIT 10.94

IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by an authorized officer, and Employee has hereunto set Employee’s hand.

The Connecticut Water Company

December 30, 2008	By	/s/ Daniel J. Meaney
Date		Corporate Secretary

Connecticut Water Service, Inc.

December 30, 2008	By	/s/ Daniel J. Meaney
Date		Corporate Secretary

December 30, 2008		/s/ David C. Benoit
Date		David C. Benoit

ATTACHMENT A

RELEASE
We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to ________________________ (“Company”) to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.
In consideration for the benefits provided under your Employment Agreement dated ____________________ with Company and    _____________________ (“Parent”), and more specifically enumerated in Exhibit 1 hereto, by your signature below you agree to accept such benefits and not to make any claims of any kind against Company, its past and present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns, including without limitation Parent, or any and all past, present and future Directors, officers, fiduciaries or employees of any of the foregoing (all parties referred to in the foregoing are hereinafter referred to as the “Releasees”) before any agency, court or other forum, and you agree to release the Releasees from all claims, known or unknown, arising in any way from any actions taken by the Releasees up to the date of this Release, including, without limiting the foregoing, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Connecticut’s Fair Employment Practices Act or any other federal, state or local statute or regulation and any claim for attorneys’ fees, expenses or costs of litigation.
THE PRECEDING PARAGRAPH MEANS THAT BY SIGNING THIS RELEASE YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASEES BASED ON ANY ACTIONS TAKEN BY THE RELEASEES UP TO THE DATE OF THIS RELEASE.
By signing this Release, you further agree as follows:
1.    You have read this Release carefully and fully understand its terms;
2.    You have had at least twenty-one (21) days to consider the terms of the Release;
3.    You have seven (7) days from the date you sign this Release to revoke it by written notification to Company. After this seven (7) day period, this Release is final and binding and may not be revoked;
4.    You have been advised to seek legal counsel and have had an opportunity to do so;
5.    You would not otherwise be entitled to the benefits provided under your Employment Agreement with Company and Parent had you not agreed to waive any right you have to bring a lawsuit or legal claim against the Releasees; and
6.    Your agreement to the terms set forth above is voluntary.

EXHIBIT 10.94

Name:

Signature:	Date:

Received by:	Date:

EXHIBIT 1

1.
2.
3.
4.
5.
etc.
NOTE: THIS EXHIBIT IS TO BE COMPLETED AT THE TIME OF TERMINATION TO REFLECT ALL BENEFITS AND PAYMENTS MADE UNDER THE EMPLOYMENT AGREEMENT.
Acknowledged and Agreed:

THE CONNECTICUT WATER COMPANY		EMPLOYEE

By
Its

CONNECTICUT WATER SERVICE

By
Its